Exhibit (a)(3)

SOUND SHORE FUND, INC.

ARTICLES OF AMENDMENT

Sound Shore Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to change the name of the authorized shares of common stock, par value $.001 per share, of the Corporation, currently consisting of one class, to Investor Class.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors, and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 23rd day of October, 2013.

ATTEST:	SOUND SHORE FUND, INC.

/s/ Lowell E. Haims	By:	/s/ T. Gibbs Kane, Jr.	(SEAL)
Lowell E. Haims		T. Gibbs Kane, Jr.
Secretary		President